---------------------------
                                                           OMB APPROVAL
FORM 3                                                  OMB Number..3235-0104
                                                      Expires:December 31, 2001
                                                      Estimated average burden
                                                      hours per response 0.5
                                                     ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   BCG Stratgic Investors, LLC
   888 Seventh Avenue
   New York, New York 10019

2. Date of Event Requiring Statement (Month/Day/Year)

   12/06/00

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

   musicmaker.com, Inc (HITS)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person*

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                               |  1,209,866           |   (D)(1)       |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |  16,900              |   (D)(2)       |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |  18,500              |   (D)(3)       |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |  26,200              |   (D)(4)       |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
*If form is filed by more than one reporting  person,  see Instruction  5(b)(v).                                              (over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.         SEC 1473 (7-96)


-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|


                                               By: BCG Strategic Investors LLC,
                                                   its general partner

                                               /s/ James Mitarotonda
                                               ------------------------
                                               Name: James Mitarotonda
                                               Title: Manager

                                               Date: 12/18/00
                                               --------------


** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             Joint Filer Information

Name:                      Barington Companies Equity Partners, L.P.

Address:                   888 Seventh Avenue
                           17th Floor
                           New York, New York 10019

Designated Filer:          BCG Strategic Investors, LLC

Issuer & Ticker symbol:    musicmaker.com, Inc. (HITS)

Statement for
Month/Day/Year:            12/6/00

Signature:

BARINGTON COMPANIES EQUITY
PARTNERS, L.P.

By: BCG Strategic Investors LLC, its general
partner

By        /s/  James Mitarotonda
          ----------------------------------
Name:    James Mitarotonda
Title: Manager


Dated:            December 18, 2000

                             Joint Filer Information

Name:                      Barington Capital Group, L.P.

Address:                   888 Seventh Avenue
                           17th Floor
                           New York, New York 10019

Designated Filer:          BCG Strategic Investors, LLC

Issuer & Ticker symbol:    musicmaker.com, Inc. (HITS)

Statement for
Month/Day/Year:            12/6/00

Signature:

BARINGTON CAPITAL GROUP, L.P.

By:       LNA Capital Corp., its general partner

By /s/ James Mitarotonda
   ---------------------------------
Name:    James Mitarotonda
Title:   Chairman, President and C.E.O.

Dated:            December 18, 2000

                             Joint Filer Information

Name:                      dot com Investment Corporation

Address:                   100 North Wilkes Barre Blvd.
                           4th Floor
                           Wilkes Barre, PA 18702.

Designated Filer:          BCG Strategic Investors, LLC

Issuer & Ticker symbol:    musicmaker.com, Inc. (HITS)

Statement for
Month/Day/Year:            12/6/00

Signature:

DOT COM INVESTMENT CORPORATION

By: /s/  Seymour Holtzman
    --------------------------------
Name:    Seymour Holtzman
Title:   President

Dated:            December 18, 2000

Designated Filer:          BCG Strategic Investors, LLC

Issuer & Ticker symbol:    musicmaker.com, Inc. (HITS)

Statement for
Month/Day/Year:            12/6/00


                                    Footnotes

(*) This form is being filed jointly by BCG Strategic Investors, LLC ("BCG"), Barington Capital Group, L.P., Barington Companies Equity Partners, L.P. and dot com Investment Corporation (collectively, the "Reporting Persons").

         Barington Capital Group, L.P., Barington Companies Equity Partners, L.P. and dot com Investment Corporation are members of BCG. BCG is managed by affiliates of the Reporting Persons. Reference is made to the Schedule 13D of today's date filed by the Reporting Persons in respect of the issuer.


(1)      Held by BCG.

(2)      Held by Barington Companies Equity Partners, L.P.

(3)      Held by Barington Capital Group, L.P.

(4)      Held by dot com Investment Corporation.